Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by the Company in connection with its issuance and sale of $350 million aggregate principal amount of 5.250% Senior Notes due 2020, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$40,670
Legal Fees and Expenses	175,000
Accounting Fees and Expenses	115,000
Printing and Engraving Expenses	60,000
Other	418,830
Total	809,500